UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2023

SURGALIGN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38832	83-2540607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 315, Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 343-6832

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
common stock, $0.001 par value	SRGA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

In addition to the chapter 11 cases filed by the Company and certain of its subsidiaries on June 19, 2023, the Company also filed on that date a motion (the “Motion”) seeking an order of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) – which was granted by that Court on June 20, 2023 (the “NOL Order”) – establishing certain procedures (the “Procedures”) with respect to transfers of Beneficial Ownership of (as defined in the Motion), and declarations of worthlessness, with respect to the Company’s common stock and related relief, in order to protect the potential value of the Company’s net operating loss carryforwards and certain other tax benefits.

The Procedures, among other things, restrict transactions on or after June 19, 2023, involving, and require notices of the holdings of and proposed transactions by, any person or group of persons that is or, as a result of such a transaction, would become, a Substantial Stockholder of the common stock issued by the Company. For purposes of the Procedures, a “Substantial Stockholder” is any person or, in certain cases, group of persons, that beneficially owns, directly or indirectly (and/or owns options to acquire) at least 457,428 shares of common stock (representing approximately 4.5% of all issued and outstanding shares of common stock as of June 19, 2023). Pursuant to the Procedures, any Substantial Stockholder must provide notice of such person’s or group’s substantial ownership on or before the date that is the later of (i) 30 calendar days after the date of the notice of the NOL Order and (ii) 10 calendar days after such person or entity qualifies as a Substantial Stockholder.

As set out in the Procedures, prior to entering into any transfer of Beneficial Ownership of common stock that would result in (i) an increase or decrease in the amount of Stock of which a Substantial Stockholder has Beneficial Ownership or (ii) any entity or individual becoming or ceasing to be a Substantial Stockholder, the parties to such transfer must file with the Bankruptcy Court and serve on the Notice Parties (as defined in the Motion) an advance written declaration of the intended transfer in accordance with the Motion.

The Procedures further provide, among other things, that any person or entity that is or becomes a 50-percent shareholder must file with the Bankruptcy Court and serve upon the Notice Parties (as defined in the Motion), a declaration of such status on or before the later of (i) 30 calendar days after the date of the notice of the NOL Order and (ii) 10 calendar days after becoming a 50-percent shareholder. For purposes of the Procedures, a 50-percent shareholder is any person or entity that, at any time since December 31, 2019, has had Beneficial Ownership of 50% or more of the common stock. Prior to filing any U.S. federal or state tax return, or any amendment to such a return, or taking any other action that claims any deduction for worthlessness of beneficial ownership of stock for a taxable year ending before the Company’s emergence from chapter 11 protection, such 50-percent shareholder must file with the Court and serve upon the Notice Parties (as defined in the Motion), a declaration of intent to claim a worthless stock deduction.

The Company will have 30 calendar days after receipt of written declarations in connection with transfers of, and worthlessness with respect to, Beneficial Ownership of common stock to file objections.

Any prohibited transfer of stock of the Company on or after June 19, 2023, is null and void ab initio and may be subject to additional sanctions being imposed by the Bankruptcy Court. A direct or indirect holder of, or prospective holder of, stock issued by the Company should consult the Motion, the NOL Order, and the Procedures set forth therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGALIGN HOLDINGS, INC.

Date: June 23, 2023	By:	/s/ Paolo G. Amoruso
	Name:	Paolo G. Amoruso
	Title:	Chief Legal Officer and Corporate Secretary